EXHIBIT 6(d)



USAA Investment Management Company
10750 Robert F. McDermott Freeway
San Antonio, TX  78288


Gentlemen:

         Pursuant to paragraph 12 of the Underwriting Agreement dated as of July 25, 1990 between USAA Mutual Fund, Inc. (the "Company") and USAA Investment Management Company (the "Underwriter"), please be advised that the Company has established two new series of its shares, namely, the Science & Technology Fund and the Young Investors Growth Fund ("the Funds"), and please be further advised that the Company desires to retain the Underwriter to sell and distribute shares of the Funds and to render other services to the Funds as provided in the Underwriting Agreement.

         Please state below whether you are willing to render such services as provided in the Underwriting Agreement.

                                                    USAA MUTUAL FUND, INC.



Attest:                                              By:
        -------------------------                        ----------------------
        Secretary                                        President


Dated: _______________________


         We are willing to render services to the Science & Technology Fund and the Young Investors Growth Fund as set forth in the Underwriting Agreement.

                                              USAA INVESTMENT MANAGEMENT COMPANY



Attest:                                        By:
        ---------------------------                ----------------------------
        Assistant Secretary                        Senior Vice President


Dated: ___________________

contract\mf\underwri.tng\sci-tech.pwr
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